                                    EXHIBIT 5

                                LOCK-UP AGREEMENT



---------------
---------------
---------------


     RE: LOCK-UP AGREEMENT


     This letter is being delivered to you in connection with the Amended and Restated Agreement and Plan of Merger by and among Sunhawk.com Corporation, a Washington corporation (the "Corporation"), and A.N.N. Automation Inc., a California corporation ("ANN"), dated May 16, 2001 (the "Agreement").

     In connection with the consummation of the Agreement, you agree that for a period of twelve (12) months following the Effective Time (as defined in the Agreement) (the "Lock-up Period"), you will not, without the prior written consent of the Corporation, directly or indirectly, sell, offer to sell, contract to sell, grant any option for the purchase of, assign, transfer, pledge, hypothecate or otherwise encumber or dispose of any beneficial interest in (the "Transfer") any of the shares of the Corporation's common stock received by you pursuant to the Agreement or securities convertible into or exchangeable for or evidencing any right to purchase or subscribe for any portion of such shares of the Corporation's common stock (either pursuant to Rule 144 of the regulations under the Securities Act of 1933, as amended, or otherwise) either beneficially owned by you as of the Effective Time or acquired by you during the Lock-up Period as a result of the exercise of options (the "Securities"). Notwithstanding the foregoing, you may effect a Transfer of the Securities as a bona fide gift or gifts, provided that you provide prior written notice of such gift or gifts to the Corporation and you and the donee or donees thereof agree to be bound by the restrictions set forth herein.

     In the event that you receive consent from the Corporation to Transfer the Securities, you hereby agree that, during the Lock-up Period, the execution of any order relating to a Transfer of the Securities shall be agreed to in writing by the Corporation and placed through the Corporation's transfer agent.

     To enable the Corporation to enforce the aforesaid covenants, you hereby consent to the placing of legends and stop-transfer orders on the Securities.

     This Lock-up Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Washington without giving effect to choice of law or conflict of law principles.

     If for any reason the Agreement described above shall not have closed on or before August 10, 2001, this Lock-Up Agreement shall likewise be terminated.


                      SIGNATURE PAGE TO LOCK-UP AGREEMENT




                                           Very truly yours,

                                           JOSEPH GUNNAR


                                           ----------------------
                                           By:
                                           Title:




Agreed and accepted this ____ day of ________, 2001.

Name of Shareholder:___________________

Signature:____________________________

Title (if applicable):____________________